UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2011

EASTON-BELL SPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-123927	20-1636283
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7855 Haskell Avenue, Suite 200 Van Nuys, CA	91406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 902-5800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2011, the Board of Directors (the “Board of Directors”) of Easton-Bell Sports, Inc. (the “Company”) appointed Michael Wilskey as a member of the Board of Directors and David Perdue as a member of the Board of Directors and as a member of the Compensation Committee of the Board of Directors (the “Compensation Committee”). Timothy P. Mayhew and Andrew J. Claerhout, both existing members of the Board of Directors, were each appointed to the Audit Committee of the Board of Directors (the “Audit Committee”). Mr. Wilskey and Mr. Perdue were appointed members of the Board of Directors to fill the vacancies resulting from the resignation of Aron I. Schwartz and Kevin M. Mansfield from the Board of Directors. Mr. Mayhew and Mr. Claerhout were appointed to the Audit Committee to fill the vacancies resulting from the resignation of Mr. Schwartz and Mr. Mansfield from the Audit Committee.

Mr. Schwartz resigned from the Board of Directors and the committees of the Board of Directors on which he served on August 25, 2011. Mr. Schwartz was a member of the Board of Directors and a member of the Audit Committee. The resignation of Mr. Schwartz is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Mansfield resigned from the Board of Directors and the committees of the Board of Directors on which he served on August 25, 2011. Mr. Mansfield was a member of the Board of Directors and a member of the Audit Committee. The resignation of Mr. Mansfield is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTON-BELL SPORTS, INC.

Date: August 30, 2011	By:	/s/ Mark Tripp
Name: Mark Tripp
Title: Chief Financial Officer, Senior Vice President, Treasurer and Secretary